Exhibit 10.1

ReWalk Robotics Ltd.

Compensation Policy for Executive Officers and Non-Executive Directors

1.	Preamble

This document states the terms of the ReWalk Robotics Ltd. ("ReWalk") compensation policy for its Executive Officers and Directors (the "Compensation Policy").

The Compensation Policy is designed to motivate our Executive Officers to drive ReWalk's business and financial long term goals and to reward significantly on sustainable performance over the long term. Accordingly, the structure of ReWalk's Compensation Policy ties the compensation for each Executive Officer, to ReWalk's financial and strategic long term goals and achievements.

For purposes of this Compensation Policy, “Executive Officers” shall mean "Office Holders" as such term is defined in the Israeli Companies Law, 5759-1999 (as may be amended from time to time) (the "Companies Law"), excluding, unless otherwise expressly indicated, the non-executive members of ReWalk's board of directors (the "Board").

The effective date of this Compensation Policy is the date of its approval by ReWalks’s shareholders. This Compensation Policy will apply to any compensation determined after its effective date and will not, and is not intended to, apply to or deemed to amend employment and compensation terms of Executive Officers existing prior to such date.

The adoption of this Compensation Policy will not grant any of ReWalks’s Executive Officers a right to receive any elements of compensation set forth in this Compensation Policy. The elements of compensation to which an Executive Officer will be entitled will be exclusively those that are determined specifically in relation to him or her in accordance with the requirements of the Companies Law, and the regulations promulgated thereunder.

2.	Compensation policy goals

ReWalk’s goals in setting the Compensation Policy for the Executive Officers is to attract, motivate and retain highly experienced personnel who will provide leadership for ReWalk’s success and enhance stockholder value, and to promote for each Executive Officer an opportunity to advance in a growing organization. The primary goals of the Compensation Policy are, therefore:

2.1	Pay for performance

To closely align the interests of the Executive Officers with those of ReWalk’s stockholders in order to enhance stockholder value;

To offer a collaborative workplace environment where each Executive Officer has the opportunity to impact ReWalk’s long-term success;

To provide increased rewards for superior individual and corporate performance, and substantially reduced or no rewards for average or inadequate performance.

2.2	Risk management

To ensure that while a significant portion of each Executive Officer’s total compensation is at risk and tied to the achievement of financial, corporate, functional performance and other goals established by the Board, overall risk taking is managed and maintained;

To minimize any personal incentives for taking high-risks that might potentially imperil the underlying value of ReWalk.

3.	Compensation elements

ReWalk aims to provide its Executive Officers with a structured compensation package, including competitive salaries and benefits, performance-motivating cash payout and equity incentive programs. ReWalk's Executive Officers' compensation package may be composed of the following elements:

3.1	Base salary;
3.2	Benefits and perquisites;
3.3	Cash bonus;
3.4	Equity compensation; and
3.5	Retirement and termination of service arrangements.

4.	Base Salary

4.1	A competitive base salary is essential to ReWalk's ability to attract and retain highly skilled professionals in the long term. The base salary will vary between Executive Officers, and will be individually determined according to their performance, educational background, prior business experiences, aptitude, qualifications, role, personal responsibilities and taking into account external salary benchmarking for the specific role using a peer-group of companies. Therefore, ReWalk seeks to establish such base salary which will allow it to compete for, and retain, senior executive talent worldwide.

To that end, the peer-group companies will be selected and approved by ReWalk's compensation committee, according to part or all of the following characteristics:

Companies that are direct competitors of ReWalk;

Companies with a similar revenue turnover as that of ReWalk;

Companies with a similar market cap as that of the ReWalk;

Companies that compete with ReWalk for executive talent;

Geographical considerations.

4.2	In the event that the services of the Executive Officer are provided via a personal management company and not by the Executive Officer directly as an employee of ReWalk, the fees paid to such personal management company shall reflect, to the extent determined by ReWalk in the applicable service agreement, the base salary and the benefits and perquisites (plus applicable taxes such as Value Added Tax), in accordance with the guidelines of the Compensation Policy.

4.3	In addition, Executive Officers may be awarded a fixed one-time cash payment upon recruitment or promotion.

5.	Benefits and perquisites

Benefits and perquisites for ReWalk's Executive Officers will be comparable to customary competitive market entitlements. Certain benefits and perquisites are set forth in order to comply with legal requirements, while others serve as an additional component of the Executive Officer compensation package to attract and retain highly skilled professionals at ReWalk.

5.1	Benefits and perquisites which are required or facilitated under local laws or customary in the relevant jurisdiction may include, inter alia, the following:

5.1.1	Vacation of up to 30 days per annum;
5.1.2	Sick days of up to 30 days per annum (or as required by law);
5.1.3	Annual convalescence pay as required by law;
5.1.4	Payments to pension funds or other types of pension schemes (e.g. managers' insurance programs, 401K plans in the US);
5.1.5	Disability Insurance;
5.1.6	Payments to an advanced study fund as afforded by law;
5.1.7	Housing (in relevant markets);
5.1.8	Travel and/or car allowances and/or company car;
5.1.9	Health coverage plans and medical expenses.

5.1.10	Relocation costs for Executive Officers (and their families) relocated by ReWalk.

5.2	Such benefits and perquisites may vary depending on geographic location and other circumstances.

5.3	In certain countries, the above benefits will be increased (when applicable) to meet statutory minimum levels.

5.4	Additional benefits intend to complement cash compensation and offer non-monetary rewards to the Executive Officers, and may include, inter alia, the following benefits:

5.4.1	Company cellular phone and related expenses;
5.4.2	Communication equipment and related expenses;
5.4.3	Company car and related expenses;
5.4.4	Education allowances;
5.4.5	Subscriptions to relevant literature.

Such additional benefits will not surpass in value 20% of the base salary of any Executive Officer.

6.	Retirement and termination of service arrangements

Providing certain retirement and/or termination benefits, is designed to attract and motivate highly skilled professionals to join ReWalk and should also contribute in retaining its current Executive Officers.

The retirement and termination of service arrangements, shall consider the circumstances of such retirement or termination, the term of service or employment of the Executive Officer, his/her compensation package during such period, ReWalk’s performance during such period and the Executive Officer's contribution to ReWalk achieving its goals and/or maximization of its profits.

The retirement and/or termination benefits may include the following benefits:

6.1	Advance notice - advance notice upon termination of employment for a certain period of time, which in any case will not exceed a term of 12 months. During such period of time, the Executive Officer may be required to continue his employment with ReWalk.

6.2	Severance pay - as required or facilitated under local laws in the relevant jurisdiction.

6.3	Transition period - Executive Officers may receive up to 12 months of base salary and benefits (i.e., excluding cash bonuses and Equity-based Awards as defined herein), taking into account the period of service or employment of the Executive Officer, his/her service and employment conditions in the course of such period, ReWalk's performance during such period, the contribution of the Executive Officer to the achievement of ReWalk's targets and profits and the circumstances of the termination of employment.

6.4	Health insurance for US or other Executive Officers - payment for up to 12 months of post-termination health insurance upon termination of employment.

7.	Cash Bonuses

The cash bonus component aims to ensure that ReWalk's Executive Officers are aligned in achieving ReWalk's long-term strategic, business and financial objectives. Cash bonuses are, therefore, determined based on both the financial and business results of ReWalk, as well as individual performance. Cash bonuses are rewarded with distinguishable terms to the following Executive Officer populations:

7.1	CEO

7.1.1	The cash bonus will be based on the following measurable financial results and business objectives of ReWalk: revenue, reimbursement and cash usage as compared to ReWalks's budget and work plan for the relevant year (the "Financial Objectives"), and market development and product development objectives as determined by the Board on an annual basis (the “Business Objectives”), with the following weight assigned to each of these factors: revenue 25%, market development 15%, reimbursement 15%, product development 15%, cash usage 10%.”

7.1.2	20% of the cash bonus may be granted based on the evaluation of CEO's overall performance by the Compensation Committee and the Board.

7.1.3	The annual cash bonus of the CEO shall not exceed in any given year 250% of the CEO's annual base salary.

7.2	Non-sales Executive Officers

7.2.1	50% of the cash bonus will be based on the measurable Financial Objectives and Business Objectives of ReWalk as compared to ReWalks's budget and work plan for the relevant year.

7.2.2	30% of the cash bonus will be based on the achievement and performance of the individual measurable key performance indicators (KPIs), as initially determined at the commencement of each fiscal year (or start of employment, as applicable).

7.2.3	20% of the cash bonus may be granted at the discretion of the CEO of ReWalk, based on the evaluation of the Executive Officer's overall performance, and subject to the approval of the Compensation Committee and the Board.

7.2.4	The annual bonus for the non-sales Executive Officers will not exceed in any given year 200% of the Executive Officer's annual base salary.

7.3	Sales Executive Officer

7.3.1	The overall compensation of the sales Executive Officers is specifically designed to motivate their performance. Therefore, the variable element of their compensation (with an emphasis on commission bonuses they receive, as will be defined below) is relatively larger when compared to the variable element of other Executive Officers' compensation, whereas the fixed element of their compensation is smaller.

7.3.2	Executive Officer’s targets will be set at the beginning of each year (the "Sales Targets"). Achieving up to 100% of Sales Targets may correspond to up to 100% of the annual base salary of the sales Executive Officer.

7.3.3	Up to 25% of the annual base salary of the sales Executive Officer may be granted at the discretion of the CEO of ReWalk, based on the evaluation of the Executive Officer's overall performance and subject to the approval of the Compensation Committee and the Board.

7.3.4	The annual cash bonus for the sales Executive Officers will not exceed in any given year 200% of the Executive Officer's annual base salary.

7.3.5	In the event that all or part of the Sales Targets which were the basis for the payment of the cash bonus were not collected, the excess corresponding bonus may be deducted from a future payment of a cash bonus.

7.4	Adjustment of Targets and Goals

The Compensation Committee and the Board may approve certain adjustments to the Financial Objectives, Business Objectives, Sales Targets and KPIs that were set at the beginning of the year in the event of material changes in the business environment of ReWalk, such as a re-organization of ReWalk, mergers, acquisitions, asset and/or business transfers, and/or material changes to the global business environment in which ReWalk operates.

7.5	Bonus for an extraordinary transaction or effort

In addition to the bonus payout formulas above, when an extraordinary transaction or effort is expected to take place (e.g. a public offering, a merger, an acquisition, a spin-off, a specific task), and subject to the approval of the Compensation Committee and the Board, a special bonus may be determined with respect to all or some of the Executive Officers, provided such special bonus does not exceed 25% of the Executive Officer's annual base salary.

7.6	Payout in cash or equity based compensation

The Compensation Committee and the Board will have full discretion to convert a portion of an Executive Officer's annual cash bonus, in lieu of cash, into Equity-based awards and to specify their vesting (and other) terms.

7.7	Partial Bonus Payout

Subject to the conditions and limitations of this Section 7, an Executive Officer that is employed or provides services to ReWalk for only a portion of any year may be entitled to receive the pro-rata portion of any bonus described above, which will be calculated relatively to the period during which the Executive Officer was employed or provided services to ReWalk out of the entire calendar year.

8.	Equity-based Awards

ReWalk's Equity-based Awards are aimed at enhancing the alignment between the Executive Officers' interests and the long term interests of ReWalk and its stakeholders, and to promote the retention of Executive Officers for longer terms.

Considering the potential for appreciation in the value of ReWalk’s stock in public trading markets as ReWalk grows, such element of compensation is regarded as having long-term incentive value. In addition, since these equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

The Equity-based Awards may be in a form of one or more of various types of equity-based instruments, which may include stock options, restricted stock or restricted stock units in different weights (the "Equity-based Awards"). The weight of each of the equity-based instruments will be determined periodically by ReWalk's Compensation Committee and Board.

ReWalk may consider arrangements which will enable optimal tax planning for the Executive Officers.

8.1	Executive Officers' Equity-Based Awards

8.1.1	Equity-Based Awards may be granted upon recruitment of an Executive Officer or from time to time, and while taking into consideration, inter alia, the educational background, prior business experiences, aptitude, qualifications, role, and personal responsibilities of the Executive Officer.

8.1.2	The Equity-Based Awards which may be granted to an Executive Officer, will not exceed in value (based on accepted valuation methods), on the date of grant, per vesting annum (calculated on a linear basis), the following amounts:

CEO – 500% of the Executive Officer's annual base salary;

Other Executive Officers – 400% of the Executive Officer's annual base salary.

However, the aforementioned restriction will not include a cash bonus which was converted into Equity-based Awards as described above.

8.1.3	The Compensation Committee and the Board also considered setting a cap on value for Equity-based Awards at the time of exercise and concluded that this would not be advisable for ReWalk.

8.1.4	Such Equity-based Awards shall vest over a minimum period of 3 years.

8.1.5	Equity-based Awards will expire within 10 years as of their grant date.

8.1.6	Equity-based Awards in the form of stock options will have an exercise price which is not lower than the fair market value of ReWalk's share on the date of grant.

8.2	Acceleration of Equity-based Awards

Upon the occurrence of certain events, such as a change of control or other corporate transaction (as defined in the applicable equity incentive plan), the vesting of up to 100% of the unvested Equity-based Awards granted to an Executive Officer may be accelerated. Acceleration of Equity-based Awards may also apply upon certain events of termination of employment or services, all in accordance with the terms of the applicable equity incentive plan of ReWalk.

9.	Overall compensation - Ratio between fixed and variable compensation

9.1	We believe that the Compensation Policy must motivate our Executive Officers to drive ReWalk's business and financial results and is designed to reward significantly on sustainable performance over the long term. Accordingly, the structure of ReWalk's Compensation Policy is established to tie the compensation of each Executive Officer to ReWalk's financial and strategic achievements and to enhance the alignment between the Executive Officers' interests with the long term interests of ReWalk and its stakeholders.

9.2	With the above considerations in mind, ReWalk will target a ratio between the fixed compensation (base salary) and the variable compensation (cash Bonus; Equity-based Awards) of up to 1:7.5 for CEO and 1:6 for other Executive Officers.

9.3	The ratio above express the targeted range in the event that all performance measures are achieved at target levels.

10.	Internal Compensation Ratio

10.1	In the process of composing this Compensation Policy, the Compensation Committee and the Board have examined the ratio between overall compensation of the Executive Officers and the average and median salary of the other employees of ReWalk (including agency contractors, if any) (the "Internal Ratio").

10.2	The possible ramifications of the Internal Ratio on the work environment in ReWalk were examined, and will be periodically reviewed by the Compensation Committee and the Board, in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in ReWalk.

11.	Compensation of members of ReWalk's Board

11.1	Compensation of non-executive directors

The non-executive members of ReWalk's Board may (and, in the case of external directors, shall) be entitled to remuneration and refund of expenses according to the provisions of the Companies Regulations (Rules on Remuneration and Expenses of Outside Directors), 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 2000, as such regulations may be amended from time to time.

In addition, the non-executive members of ReWalk's Board may be eligible to participate in ReWalk’s equity plans. Such Equity-based Awards will not exceed in value (based on accepted valuation methods), on the date of grant, $500,000, per vesting annum (calculated on a linear basis). Equity-based awards will vest over a period of not less than 1 year. The provisions of Section 8.2 above regarding acceleration of vesting will apply, mutatis mutandis, to Equity-based Awards granted to non-executive members of ReWalk's Board.

12.	Exculpation, indemnification and insurance

12.1	Exculpation

ReWalk may exculpate the members of its Board and its Executive Officers from a breach of duty of care, to the extent permitted by applicable law.

12.2	Indemnification

ReWalk may indemnify the members of its Board and its Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the Executive Officer, all subject to applicable law.

12.3	Insurance

ReWalk will provide "Directors and Officers Insurance" the members of its Board and its Executive Officers. The maximum aggregate coverage for any such insurance policy will not exceed USD 50,000,000, and the annual premium payable for such coverage will not exceed USD 500,000.

13.	Board's discretion to reduce compensation elements

13.1	The Board may, at its sole discretion, approve compensation terms which are lower than the amounts described herein.

13.2	The Board has the right to reduce any variable compensation to be granted to an Executive Officer due to special circumstances determined by the Board.

14.	Compensation recovery (Claw-back)

14.1	In the event of an accounting restatement, ReWalk shall be entitled to recover from any Executive Officer bonus compensation paid, in the amount of the excess over what would have been paid under the accounting restatement, with a 36 month (three-year) look-back from the date of the restatement.

14.2	The compensation recovery may apply to former Executive Officers of ReWalk. ReWalk will only seek reimbursement from the Executives to the extent such Executives would not have been entitled to all or a portion of such compensation, based on the financial data included in the restated financial statements. The Compensation Committee will be responsible for approving the amounts to be recouped and for setting terms for such recoupment from time to time.

14.3	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the event of a financial restatement required because of changes in the applicable financial reporting standards.

14.4	Nothing in this Section 14 derogates from any other "Claw-back" or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws.